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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       YEAR       FIVE MONTHS
                                                      ENDED          ENDED       YEARS ENDED JULY 31,
                                                   DECEMBER 31,   DECEMBER 31,   ---------------------
                                                       1996           1995         1995        1994
                                                   ------------   ------------   ---------   ---------
PRIMARY
AVERAGE COMMON SHARES OUTSTANDING................      1,329          1,331          1,374       1,372
INCOME (LOSS):
  Income (loss) before extraordinary gain........     $6,523        $(3,290)       $(4,947)    $(5,038)
  Extraordinary gain from extinguishment of
     debt........................................         --             25            143         648
                                                      ------        -------        -------     -------
  Net Income (Loss)..............................      6,523         (3,265)        (4,804)     (4,390)
  Less: Dividends on redeemable preferred
     stock.......................................        (50)            --             --          --
                                                      ------        -------        -------     -------
  Net Income (Loss) available to common
     stockholders................................     $6,473        $(3,265)       $(4,804)    $(4,390)
                                                      ======        =======        =======     =======
PER COMMON SHARE:
  Income (loss) before extraordinary gain........     $ 4.87        $ (2.47)       $ (3.60)    $ (3.67)
  Extraordinary gain from extinguishment of
     debt........................................         --           0.02           0.10        0.47
                                                      ------        -------        -------     -------
  Net Income (Loss)..............................     $ 4.87        $ (2.45)       $ (3.50)    $ (3.20)
                                                      ======        =======        =======     =======

FULLY DILUTED

     Same as Primary Per Share Earnings